U. S. STEEL EXPERIENCING COAL PRODUCTION
                              PROBLEMS AT TWO MINES

      PITTSBURGH, Nov. 21 -- U. S. Steel Group (NYSE: X), a unit of USX Corporation, announced today that U. S. Steel Mining Company, LLC and USS Coal Sales, LLC have exercised "force majeure" provisions in their coal supply contracts due to unexpected production problems experienced at U. S. Steel Mining's coal mines in Alabama and West Virginia.
      Adverse geological conditions, including weak roof conditions, were recently experienced at both mines and have disrupted and delayed normal coal production and delivery. These conditions may persist for some time and may require one or two unplanned longwall moves depending on progress in moving through the current adverse conditions.
      These disruptions in coal operations will have a negative impact on U. S. Steel Group's fourth quarter, with pretax results from coal expected to decline by some $10 million to $20 million versus the third quarter 2000.
      U. S. Steel Mining is currently assessing the full extent, impact and possible duration of these conditions, while trying to minimize the impact to its customers through the implementation of an allocation plan for the limited product available.
      This release includes forward-looking statements concerning the persistence of adverse conditions at U. S. Steel's coal mining operations and the impact these conditions will have on fourth quarter 2000 results. Some factors, among others, that could potentially affect these results include geologic conditions, potential relocation of longwalls, and the length of time required to return both mines to normal operations. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included in Form 10-K for the year ended December 31, 1999 and Form 10-Q's filed for subsequent quarters, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in these forward-looking statements.